Morgan Stanley Dean Witter Small Cap Growth Fund
          (formerly named TCW/DW Small Cap Growth Fund)
Item 77.C.     Matters Submitted to a Vote of Security Holders  -
June 8, 1999

      Approval of a new investment advisory agreement between Morgan Stanley Dean Witter Small Cap Growth Fund and Morgan
Stanley Dean Witter Advisors Inc.

For: 6,375,371      Against:  155,976   Abstain:       694,507

      Approval  of  a  new sub-advisory agreement between  Morgan
Stanley Dean Witter Advisors Inc. and TCW Funds Management, Inc.

For:6,344,040       Against:         167,433             Abstain:
     714,381

Upon effectiveness of the Proposals, TCW/DW Small Cap Growth Fund changed its name to Morgan Stanley Dean Witter Small Cap Growth
Fund.